Medix  Resources,  Inc.          360  South  Garfield  Street,  Suite  400

Healthcare  Staffing  -  Intenet Medical Network          Denver,  Colorado


Company  Contact:                Investor  Relations:
Medix  Resources,  Inc.          Lippert/Heilshorn  &  Associates,  Inc.
John  P.  Yeros                  Bruce  Voxx  (bruce@lhal.com)
(303)  393-1515                  (310)  575-4848
Keith Berman                     Sue  Yeoh  (sue@lhai.com)
(805) 230-1133                   (212)  838-3777

            MEDIX RESOURCES SIGNS DEFINITIVE AGREEMENT FOR SALE OF
                         REMAINING STAFFING BUSINESSES

DENVER, COLO. (April 28, 1998) - Medix Resources, Inc. (Nasdaq: MDIX) today signed a stock purchase agreement with Banyan Healthcare Services, Inc. (OTC Bulletin Board: BANH) for the sale of Medix's remaining wholly owned home health and nursing services subsidiaries, National Care Resources - Texas, Inc., National Care Resources - Colorado, Inc. And TherAmerica, Inc., subject to certain closing conditions, including the receipt of sufficient financing. Banyan Healthcare Services, through its operating subsidiaries and companies, provides home health therapy services and products throughout the Eastern United States, and once Banyan's recently announced merger agreement with NuMED Home Healthcare, Inc. Is closed, will also provide related home health and professional contract staffing services.

Under the terms of the agreement, Banyan will purchase the remaining subsidiaries for $5.0 million in cash and $2.0 million in newly issued non-voting convertible preferred stock in, once combined, the Banyan/NuMED entity. The Company expects that this transaction will close prior to September 30, 1998. In October 1997, the Company entered into an agreement to sell its New York operations to Banyan Healthcare Services, Inc./National Health Enterprises, Inc., which is subject to regulatory approval by the State of New York and the transfer of the necessary licenses. Once the licenses are transferred, the Company will receive $2.0 million in cash. The Company estimates that upon closing, the sale of its remaining business subsidiaries, along with the previously announced asset sale of its New York offices, will total approximately $9.0 million in cash and stock.

John  P.  Yeros,  chairman  of  the Company, stated, "While the Company's core business in supplemental staffing has largely contributed to the growth of Medix, we are confident that at this time, the disposition of these assets is in the best interest of the Company and its shareholders. The Company's acquisition of Cymedix Corporation and its proprietary Cymedix Lynx, a unique Internet-based medical software product, has positioned us to take advantage of the growth opportunities in the medical information and Internet commerce marketplaces. With the support of the Company's board of directors, we have made a strategic decision to focus our sole efforts on this emerging market, which we believe holds great potential for the future of our Company".

Medix Resources, Inc. Through its wholly owned subsidiary Cymedix Lynx Corporation, offers several fully secure patent-pending Internet communications products, using an Internet commerce business model. The Company's core business also provides skilled nursing, therapy, rehabilitation and other medical personnel for flexible staffing in home care, and in a broad spectrum of healthcare and educational facilities.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1955. The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10KSB for 1997 that was filed with the Securities and Exchange Commission on March 30, 1998.